UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 6, 2006
Date of Report (Date of earliest event reported)

New Jersey Mining Company
(Exact name of registrant as specified in its charter)

Idaho	000-28837	82-0490295
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

89 Appleberg Road
Kellogg, Idaho	83837
(Address of principal executive offices)	(Zip Code)

(208) 783-3331
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 2, 2006 New Jersey Mining Company entered into an Exploration Agreement with an Exclusive Option to Convert to a Mining Agreement with Revett Metals Associates. There is no material relationship between the Company and Revett Metals Associates (RMA) other than with respect to this agreement.

The Exploration Agreement has a term of five years and is for nine unpatented claims that cover the Niagara copper-silver deposit located northeast of Murray, Idaho. In addition, the Exploration Agreement covers an Area of Mutual Interest within ½ mile of the property excluding property valued primarily for its gold mineralization.

Upon signing the Agreement, the Company issued 30,000 shares of restricted common stock to RMA and paid $4,500. At each anniversary of the signing, the Company has agreed to pay $3,000 and issue 30,000 shares of restricted common stock to RMA. Any time prior to the expiration of the Exploration Agreement, the Company can exercise an option to convert the Exploration Agreement to a Mining Agreement. If exercised, the Mining Agreement would have a term of 25 years, and the Company would pay a Net Smelter Royalty (NSR) to RMA of 3.0% on ores or concentrates mined on the property. Also, the Company is granted the option to purchase 90% of the NSR from RMA for $2,500,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Jersey Mining Company

Date: December 6, 2006
By: /s/ Fred W. Brackebusch

FRED W. BRACKEBUSCH
President, Chief Executive Officer
and Chief Financial Officer